SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K



                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):
                         March 21, 1997



                   CONTINENTAL AIRLINES, INC.
     (Exact name of registrant as specified in its charter)



   Delaware                0-09781                 74-2099724
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)          Identification No.)
incorporation)



2929 Allen Parkway, Suite 2010, Houston, Texas            77019
  (Address of principal executive offices)             (Zip Code)


                         (713) 834-2950
      (Registrant's telephone number, including area code)
Item 5.Other Events.

On March 21, 1997, Continental Airlines, Inc. issued a press release, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1  Press Release
SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONTINENTAL AIRLINES, INC.



                                   By /s/ Jeffery A. Smisek
                                      Jeffery A. Smisek
                                      Executive Vice President


March 21, 1997

                                                     Exhibit 99.1


CONTINENTAL AIRLINES CLOSES FINANCING OF THIRTY NEW BOEING AIRCRAFT

     HOUSTON, March 21, 1997 -- Continental Airlines, Inc. (NYSE:
CAI.B and CAI.A) announced today the completion of a private placement of $707.3 million of pass through certificates, the net proceeds of which will be used to finance the debt portion of the acquisition cost of up to thirty new Boeing aircraft scheduled to be delivered to Continental between March 1997 and February 1998. Pending the delivery of the aircraft, the net proceeds will be deposited with a financial institution for the benefit of the certificate holders.

     The pass through certificates were issued by separate pass through trusts, which will acquire equipment notes to be issued in connection with the financing of the aircraft. The equipment notes will be issued, at Continental's election, either on a non-recourse basis in connection with leveraged lease transactions or on a recourse basis in connection with secured loan transactions.

     The pass through certificates consist of $437.9 million of 7.461% Class A certificates, $148.3 million of 7.461% Class B certificates, $111.1 million of 7.420% Class C-I certificates, and $10 million of 7.420% Class C-II certificates.

     Larry Kellner, the airline's chief financial officer, said "This transaction provides attractive debt financing to Continental for thirty of our new Boeing aircraft. We are pleased to be able to lock in this financing at very attractive interest rates."

     The pass through certificates have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Continental is the fifth largest airline in the U.S., offering more than 2,000 jet and Express departures daily to 131 U.S. and 58 international destinations.